Circuit City Stores, Inc. Reports Fourth Quarter and Fiscal Year 2005 Sales
      Company Also Announces Updated Comparable Store Sales Calculation and
            Reclassification of Certain Revenues, Costs and Expenses
                     - No Impact to Earnings or Cash Flows -



Richmond,  Va.,  March 4, 2005 -  Circuit  City  Stores,  Inc.  (NYSE:CC)  today reported sales for the fourth quarter and fiscal year ended February 28, 2005.
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                                                 Three Months Ended                          Comparable
                                                  February 28 or 29        Year-Over-        Store Sales
(Dollar amounts in billions)                    2005(a)      2004(a)       Year Change        Change(b)
---------------------------------------------------------------------------------------------------------
Domestic segment sales......................    $3.30        $3.30           0.0%              (1.8)%
International segment sales.................     0.17            -             -                  -
                                                ------------------
Net sales and operating revenues............    $3.47        $3.30           5.3%              (1.8)%
                                                ==================

                                                  Fiscal Year Ended                          Comparable
                                                  February 28 or 29        Year-Over-        Store Sales
(Dollar amounts in billions)                    2005(a)      2004(a)       Year Change        Change(b)
---------------------------------------------------------------------------------------------------------
Domestic segment sales......................    $10.02       $9.86            1.6%              0.7%
International segment sales.................      0.45           -              -                  -
                                               --------------------
Net sales and operating revenues............    $10.47       $9.86            6.3%               0.7%
                                                ==================

(a) The company has reclassified certain revenues, costs and expenses relating primarily to mobile audio installations. These items, which were previously presented on a net basis as an offset to selling, general and administrative expense, will now be presented on a gross basis.

(b) Comparable store sales include total sales from domestic stores that have been open for 12 full calendar months and from all relocated stores, as well as sales originated by circuitcity.com. Historical comparable store sales changes have been updated to include non-merchandise revenues. Sales from domestic stores that were closed during February 2005 are included in comparable store sales for the 11 full calendar months in which they operated this year. Circuit City expects to include international segment sales in consolidated comparable store sales beginning with the second quarter of fiscal year 2006.
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For the fourth  quarter  ended  February 28,  2005,  total sales  increased  5.3 percent to $3.47 billion from $3.30 billion in the same period last year, with comparable store sales decreasing 1.8 percent. For the fiscal year, total sales increased 6.3 percent to $10.47 billion from $9.86 billion last fiscal year, with comparable store sales increasing 0.7 percent.

"We believe that the improving trend in sales since December reflects early improvements in our promotional and advertising effectiveness that translated into increased consumer traffic as the quarter progressed," said W. Alan McCollough, Circuit City's chairman and chief executive officer. "We continue to take steps to move our business forward and are beginning to see initial results from the recent changes we have implemented. I want to thank our Associates who have worked hard to serve the customer better and improve store execution."

A decrease in wireless sales, principally driven by a business model change in the third quarter, accounted for approximately 100 basis points of the company's overall comparable store sales decrease in the fourth quarter. A decrease in digital video service sales, principally driven by a business model change in the second quarter, accounted for approximately 80 basis points of the company's overall comparable store sales decrease in the fourth quarter.

Due to Leap Year, this year's fourth quarter included one less day than last year's fourth quarter.

"Web-originated sales continue to generate strong results, and we expect to continue to grow that channel in the upcoming year as we build upon the success of our next-generation Web site," said McCollough.

Comparable  Store  Sales  Calculation   Change.  The  company  has  updated  its
calculation of comparable store sales to more accurately reflect business trends, including the growing importance of service-related revenues.

During the fourth quarter ended February 28, 2005, the company expanded the revenues included in comparable store sales to include extended warranties, installations and other non-merchandise revenues. Previously, revenues included in the comparable store sales calculation were limited to merchandise sales.

A summary of comparable store sales changes under the previous methodology compared to comparable store sales changes for those periods using the current methodology follows.

                                Previous Current
Fiscal 2005                             Methodology        Methodology
----------------------------------------------------------------------
First Quarter.......................       6.4%              6.5%
Second Quarter......................       2.9%              3.6%
Third Quarter.......................      (4.3)%            (3.4)%
December............................      (5.8)%            (5.0)%
Fourth Quarter......................      (2.9)%            (1.8)%
Fiscal Year.........................      (0.2)%             0.7%

Reclassification of Certain Revenues, Costs and Expenses. The company has reclassified certain revenues, costs and expenses relating primarily to mobile audio installations. These items, which were previously presented on a net basis as an offset to selling, general and administrative expense, will now be presented on a gross basis. The impact on the company's consolidated statement of operations for the first nine months of fiscal 2005 is an increase to revenues of $98.3 million, or 1 percent, offset by increases to cost of sales of $59.5 million, or 1 percent, and selling, general and administrative expenses of $38.8 million, or 2 percent. Consolidated statements of operations that reflect the reclassifications for the first three quarters of fiscal 2005 and the four quarters of fiscal 2004 are included in this release as Table 1.

The change in the comparable store sales calculation and the reclassifications have no impact on historical or future earnings or loss before taxes, net earnings or loss, or cash flows.

The company's accounting policies relating to operating leases are consistent with recently published SEC guidance. Leasehold improvements are amortized over the shorter of the economic life or base term. Rent holidays are recognized on a straight-line basis over the lease term. Landlord incentives are amortized over the base lease term. The company also recognizes contractual rent escalations, both fixed and those based on the consumer price index, on a straight-line basis over the base term of the lease. The company is in the process of reviewing its leases to ensure that all related policies were consistently followed. The company does not expect to restate reported earnings as a result of this review.

Domestic Segment
For the fourth quarter, total sales for the domestic segment were relatively unchanged from the same period last year at $3.30 billion, with comparable store sales decreasing 1.8 percent. For the fiscal year, total sales for the domestic segment increased 1.6 percent to $10.02 billion from $9.86 billion in the same period last year, with comparable store sales increasing 0.7 percent.

Sales by Merchandise  Category.  The percent of merchandise sales represented by each major product category for the quarters and fiscal years ended February 28,
2005, and February 29, 2004, is shown below. International segment sales are not included in sales by merchandise category.
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                                                     Three Months Ended           Fiscal Year Ended
                                                      February 28 or 29           February 28 or 29
                                                    2005            2004          2005          2004
-------------------------------------------------------------------------       --------------------
Video........................................       43%             42%           42%            41%
Information technology.......................       26              30            31             32
Audio........................................       16              13            14             13
Entertainment................................       15              15            13             14
                                                  -----------------------       ---------------------
Total........................................      100%            100%            100%         100%
                                                  =======================       ====================
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Comparable  store  sales  for the  fourth  quarter  in the video  category  were relatively unchanged.  Triple-digit  comparable store sales growth in flat panel
displays,   double-digit   comparable   store  sales  growth  in  other  digital
televisions and  single-digit  comparable  store sales growth in digital imaging and camcorders  were offset by double-digit  comparable  store sales declines in tube televisions, DVD players and digital video services.

A double-digit comparable store sales decrease in the information technology category in the fourth quarter reflects single-digit comparable store sales declines in both personal computer hardware and accessories. In personal computer hardware, double-digit comparable store sales declines in desktop computers, monitors and printers were partially offset by single-digit comparable store sales growth in notebook computers.

For the fourth quarter, in the audio category, Circuit City produced a double-digit comparable store sales increase. Double-digit comparable store sales growth in both portable audio products, driven by digital audio products such as MP3 players, and mobile audio products, driven primarily by satellite radio, was partially offset by a double-digit comparable store sales decline in home audio products.

In the entertainment category, Circuit City produced a single-digit comparable store sales decrease, reflecting a double-digit comparable store sales decline in game products, a single-digit comparable store sales decline in video software, and relatively unchanged comparable store sales in music software, for the fourth quarter.

Store Revitalization. During the fourth quarter, the domestic segment opened nine Superstores and relocated six Superstores. During the fiscal year, the domestic segment opened 31 Superstores, relocated 28 Superstores and fully remodeled one Superstore. In late February, the company closed 19 Superstores. These 19 Superstores were located in trade areas that the company believed no longer could support a Circuit City Superstore, leaving the locations with no reasonable expectation of positive cash flow and without relocation opportunities over the near term. Results from the 19 closed stores are not included in the company's comparable store sales calculations for the month of February, and inclusion would not have changed the results materially.

For the fiscal year ending February 28, 2006, the company's domestic segment expects to open 30 to 40 Superstores, of which the company is assuming approximately half will be relocations. The company expects to open approximately four of the stores in the first quarter and expects the remainder of the store openings to be weighted toward the second half of the year.

International Segment
Circuit City's total sales for the fourth quarter include international segment sales of $173.4 million; total sales for the fiscal year include international segment sales of $454.8 million. The international segment consists of the operations of InterTAN, Inc., which Circuit City acquired in May 2004. International segment sales will not be included in the company's comparable store sales until the second quarter ending August 31, 2005. For the quarter ended February 28, 2005, InterTAN sales increased 15.1 percent, from $150.6 million in the same period last year prior to Circuit City's acquisition, and InterTAN comparable store sales increased 5.1 percent in local currency. For the year ended February 28, 2005, including the period before the Circuit City acquisition, InterTAN sales increased 15.3 percent from $463.3 million in the same period last year, and InterTAN comparable store sales increased 5.6 percent. The effect of fluctuations in foreign currency exchange rates accounted for approximately seven percentage points of InterTAN's fourth quarter total sales increase and approximately six percentage points of the fiscal year increase. Comparable store sales increased 4.0 percent for the quarter ended February 29, 2004, and decreased 1.0 percent for the year ended February 29, 2004.

A summary of comparable store sales changes under the previous methodology compared to comparable store sales changes for those periods using the current methodology follows.

                                         Previous           Current
Fiscal 2005                             Methodology        Methodology
----------------------------------------------------------------------
First Quarter.......................       3.9%              4.2%
Second Quarter......................      10.0%             10.2%
Third Quarter.......................       3.3%              4.0%
December............................       3.2%              3.8%
Fourth Quarter......................       4.7%              5.1%
Fiscal Year.........................       5.2%              5.6%

Stock Buyback
Circuit City continued to repurchase stock in the open market, consistent with the board's $400 million authorization. As of February 28, 2005, the company had repurchased and retired 28.4 million shares under this authorization at a cost of $344.3 million. Of this total, repurchases and retirements during the fourth quarter totaled 3.6 million shares at a cost of $49.9 million.

Earnings Release and Conference Call Information
Circuit City plans to release fourth quarter and fiscal year results before the market opens on March 30. The company expects to host a conference call for investors at 11:00 a.m. EST that day. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at
(706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 3:00 p.m. EST, March 30, and will remain available through April 7. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 4346500. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At February 28, the domestic segment operated 612 Superstores and five mall-based stores in 158 U.S. markets. At February 28, the international segment operated through 1,030 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at www.circuitcity.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the company's ability to continue to generate strong sales growth through its Web site, (2) the availability of real estate that meets the company's criteria for new and relocating stores, (3) the timeliness of new store openings and relocations, (4) consumer reaction to new store locations and changes in the company's store design and merchandise, (5) the extent to which customers respond to promotional financing offers and the types of promotional terms the company offers, (6) future levels of sales activity and the acceptance of the third-party credit program including the related rewards component by consumers on an ongoing basis, and (7) effectiveness of the company's advertising and marketing programs for increasing consumer traffic and sales. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for 2004 and Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2004, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038
         Virginia Watson, Investor Relations, (804) 527-4033


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Table 1




                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Amounts in thousands)



                                                                      Three Months Ended                 Nine Months
                                                           -------------------------------------------      Ended
                                                           May 31, 2004   Aug. 31, 2004  Nov. 30, 2004  Nov. 30, 2004(a)
                                                           -------------------------------------------  ----------------

NET SALES AND OPERATING REVENUES                           $ 2,094,381    $ 2,376,457    $ 2,532,441     $ 7,003,279
Cost of sales, buying and warehousing                        1,599,662      1,785,256      1,894,602       5,279,520
                                                           ------------------------------------------   -------------

GROSS PROFIT                                                   494,719        591,201        637,839       1,723,759

Finance income                                                   5,564              -              -           5,564

Stock compensation expense                                       5,954          8,443          6,442          20,839

Selling, general and administrative expenses                   502,229        599,843        639,641       1,741,713

Interest expense                                                   350            799            476           1,625
                                                           ------------------------------------------   -------------

Loss from continuing operations
    before income taxes                                         (8,250)       (17,884)        (8,720)        (34,854)

Income tax benefit                                              (3,016)        (6,468)        (2,820)        (12,304)
                                                           ------------------------------------------   -------------

NET LOSS FROM CONTINUING OPERATIONS                             (5,234)       (11,416)        (5,900)        (22,550)

NET LOSS FROM DISCONTINUED OPERATIONS                             (707)          (507)             -          (1,214)
                                                           ------------------------------------------   -------------

NET LOSS                                                      $ (5,941)     $ (11,923)      $ (5,900)      $ (23,764)
                                                           ==========================================   =============





                                                                           Three Months Ended                       Fiscal Year
                                                      ----------------------------------------------------------       Ended
                                                      May 31, 2003   Aug. 31, 2003  Nov. 30, 2003  Feb. 29, 2004   Feb. 29, 2004(a)
                                                      ----------------------------------------------------------  -----------------

NET SALES AND OPERATING REVENUES                      $ 1,955,474    $ 2,178,498    $ 2,427,842     $ 3,295,243    $ 9,857,057
Cost of sales, buying and warehousing                   1,496,406      1,680,317      1,884,274       2,512,052      7,573,049
                                                      ----------------------------------------------------------  -------------

GROSS PROFIT                                              459,068        498,181        543,568         783,191      2,284,008

Finance income                                              8,018          8,769          5,631          10,275         32,693

Stock compensation expense                                  7,515         12,131         10,775           8,237         38,658

Selling, general and administrative expenses              505,300        555,397        580,961         635,821      2,277,479

Interest expense                                            1,007            303            169             325          1,804
                                                      ----------------------------------------------------------  -------------
(Loss) earnings from continuing operations
    before income taxes                                   (46,736)       (60,881)       (42,706)        149,083         (1,240)

Income tax (benefit) provision                            (18,647)       (21,570)       (14,651)         54,415           (453)
                                                      ----------------------------------------------------------  -------------
NET (LOSS) EARNINGS FROM CONTINUING OPERATIONS            (28,089)       (39,311)       (28,055)         94,668           (787)

NET (LOSS) EARNINGS FROM DISCONTINUED OPERATIONS          (18,607)       (90,314)        25,546          (5,107)       (88,482)
                                                      ----------------------------------------------------------  -------------
NET (LOSS) EARNINGS                                     $ (46,696)    $ (129,625)      $ (2,509)       $ 89,561      $ (89,269)
                                                      ==========================================================  =============

(a) The company has reclassified certain revenues, costs and expenses primarily related to mobile audio installations that were previously presented on a net basis as an offset to selling, general and administrative expenses. The impact of the reclassification on the consolidated statements of operations for the first nine months of fiscal 2005 is an increase to revenues of $98.3 million, or 1 percent, offset by increases to cost of sales of $59.5 million, or 1 percent, and selling, general and administrative expenses of $38.8 million, or 2 percent. The impact of the reclassification on the consolidated statements of operations for fiscal 2004 is an increase to revenues of $111.6 million, or 1 percent, offset by increases to cost of sales of $54.9 million, or 1 percent, and selling, general and administrative expenses of $56.7 million, or 3 percent.

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